EXHIBIT 4.9

AMENDED AND RESTATED CONTINGENT LICENSE AGREEMENT

This AMENDED AND RESTATED CONTINGENT LICENSE AGREEMENT (this “Agreement”) is made as of the 22nd day of January, 2007 (the “Effective Date”), by and among MATRITECH, INC. a corporation organized under the laws of the State of Delaware (the “Licensor”), and SDS CAPITAL GROUP SPC, LTD. (the “Licensee”), as collateral agent for the holders (the “Holders”) of the Series A Notes and the Series B Notes (as defined below) (in such capacity, the “Collateral Agent”).

WHEREAS, the Licensor and certain Holders entered a certain Securities Purchase Agreement, dated as of January 13, 2006 (as the same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Series A Purchase Agreement”), pursuant to which the Licensor issued its 15% Secured Convertible Promissory Notes to such Holders (the “Series A Note Holders”) in the original aggregate principal amount of $6,997,960 (as the same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Series A Notes”);

WHEREAS, in order to induce the Series A Note Holders to purchase the Series A Notes, the Licensor executed and delivered to the Collateral Agent a Security Agreement, dated as of January 13, 2006 (as heretofore amended, the “Existing Security Agreement”), pursuant to which the Licensor granted to the Collateral Agent, for the benefit of itself and the Series A Note Holders, a perfected security interest in certain property of the Licensor to secure the prompt payment, performance and discharge in full of all of Borrower’s obligations under the Series A Notes;

WHEREAS, in connection with the Series A Purchase Agreement, concurrently therewith, the Licensor and the Collateral Agent entered into a Contingent License Agreement, dated as of January 13, 2006 (as heretofore amended, the “Existing Contingent License Agreement”), pursuant to which the Licensor granted to the Collateral Agent, for the benefit of itself and the Series A Note Holders, a contingent license under the Matritech Patent Rights, the Matritech Trademark Rights and the MIT Patent Rights (each as defined therein) on the terms and conditions set forth therein;

WHEREAS, concurrently herewith, the Licensor and certain Holders are entering into a Securities Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Series B Purchase Agreement” and, together with the Series A Purchase Agreement, the “Purchase Agreements”), pursuant to which the Licensor is issuing its Series B 15% Secured Convertible Promissory Notes to such Holders (the “Series B Note Holders” and, together with the Series A Note Holders, the “Holders”) in the original aggregate principal amount of up to $4,500,000 (as the same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Series B Notes” and, together with the Series A Notes, the “Notes”);

WHEREAS, concurrently herewith, the holders of a majority of outstanding principal balance of the Series A Notes have consented to the issuance of the Series B Notes and directed the Collateral Agent to amend and restate the Existing Security Agreement and Existing Contingent License Agreement to enable the Series B Note Holders to have a pari passu position with the Series A Note Holders as to the security interest and license granted under such agreements;

WHEREAS, in connection with the Series B Purchase Agreement, concurrently therewith, the Licensor and the Collateral Agent are amending and restating the Existing Security Agreement (as same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Security Agreement”) in order to grant to the Collateral Agent, for the benefit of itself and of the Holders, a perfected security interest in certain property of Licensor to secure the prompt payment, performance and discharge in full of all of Licensor’s obligations under the Notes, all on the terms and conditions set forth therein;

WHEREAS, Licensor is the owner of the Matritech Patent Rights and Matritech Trademark Rights (each as defined below) and has the right to sublicense the MIT Patent Rights (as defined below); and

WHEREAS, in order to induce the Series B Note Holders to purchase the Series B Notes pursuant to the Series B Purchase Agreement, the Licensor agrees to amend and restate the Existing Contingent License Agreement in order to grant to Licensee, for the benefit of itself and the Holders, a contingent license under the Matritech Patent Rights, the Matritech Trademark Rights and the MIT Patent Rights on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Contingent License Agreement so that, as amended and restated, it reads in its entirety as provided herein:

1.  Definitions.

(a)  “Abbott License Agreement” shall mean the license agreement entered into by and between Abbott Laboratories and Matritech, Inc., effective April 1, 2004.

(b)  “Event of Default” shall mean an Event of Default described in Sections A(i), (vi) and (vii) of Article (VI) of the Series A Notes or as described in Sections A(i), (vi) and (vii) of Article (VI) of the Series B Notes.

(c)  “Expiration Date” shall mean the earlier to occur of the date on which (i) on a country-by-country basis, the expiration of the last to expire of any Valid Claim included in the Matritech Patent Rights and the MIT Patent Rights in such country, (ii) all principal, premium, if any, interest on the Notes, and any other amounts payable pursuant to the terms of the Notes have been paid in full, or (iii) receipt of payments by the Licensee on net profits on the sales of Licensed Products hereunder that equal the unpaid balance of all principal, premium, if any, interest on the Notes, and any other amounts payable pursuant to the terms of the Notes.

(d)  “Field” shall mean the field of bladder cancer detection in humans.

(e)  “License Agreements” shall mean the MIT License Agreement and the Abbott License Agreement.

(f)  “Licensed Products” shall mean any human bladder cancer detection product, including without limitation the NMP22® BladderChek® Test and the NMP22® Test Kit, developed, marketed, and/or sold by Licensee.

(g)  “License Term” shall mean the period commencing on the effective date of an Event of Default and continuing until the Expiration Date.

(h)  “Matritech Patent Rights” shall mean the patent rights listed on Schedule A, and any continuation, continuation-in-part, divisional, reexamination, or reissue thereof, and any foreign counterpart patents and patent applications to any of the foregoing.

(i)  “Matritech Trademark Rights” shall means the trademark rights listed on Schedule B and the goodwill of the business symbolized thereby, and related registrations and applications for registration to any of the foregoing.

(j)  “MIT License Agreement” shall mean the license agreement entered into by and between Massachusetts Institute of Technology (“MIT”) and Matritech, Inc., effective December 14, 1987 attached hereto as Schedule F.

(k)  “MIT Patent Rights” shall mean the patent rights listed on Schedule C, and any continuation, continuation-in-part, divisional, reexamination, or reissue thereof, and any foreign counterpart patents and patent applications to any of the foregoing.

(l)  “Permitted Amendment” shall mean, with respect to an agreement to which Licensor is a party, any amendment, alteration, waiver or other change of any of the terms or conditions of such agreement in a manner that would not materially adversely affect Licensee’s rights or obligations provided under this Agreement with respect to such agreement.

(m)  “Secured Obligations” shall have the meaning set forth in the Security Agreement.

(n)  “Territory” shall mean the entire world.

(o)  “Unotech Contract” shall mean the Contract and Manufacturing Arrangement entered into by and between Unotech Diagnostics, Inc. (“Unotech”) and Matritech, Inc., on March 22, 2001.

(p)  “Valid Claim” shall mean a claim of any issued and unexpired patent within the Matritech Patent Rights and/or the MIT Patent Rights which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.  License Grants and Restrictions.

(a)  Matritech Patent License Grant. Subject to (i) the terms and conditions set forth in this Agreement, (ii) any license rights granted to Unotech under the Unotech Contract, and (iii) any license rights, similar to those granted to Unotech under the Unotech Contract, granted to any third party manufacturer, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, royalty-free, fully paid-up, right and license under the Matritech Patent Rights to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and have imported Licensed Products in each case within the Field and within the Territory during the License Term. Licensee may sublicense, directly or indirectly (through multiple tiers), the rights granted to Licensee under this Section 2(a) to any entity or person. The license granted under this Section 2(a) shall terminate effective immediately as of the Expiration Date.

(b)  MIT Patent Sublicense Grant. Subject to the terms and conditions set forth in this Agreement and the sections of the MIT License Agreement attached hereto as Schedule D, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, royalty bearing, right and license under the MIT Patent Rights to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and have imported Licensed Products in each case within the Field and within the Territory during the License Term. Licensee may sublicense, directly or indirectly (through multiple tiers), the rights granted to Licensee under this Section 2(b) to any entity or person. The license granted under this Section 2(b) shall terminate effective immediately as of the Expiration Date.

(i)  Licensee agrees to be bound by the obligations to MIT set forth in the sections of the MIT License Agreement attached hereto as Schedule D as if Licensee were a party to the MIT License Agreement.

(c)  Matritech Trademark License Grant.

(i)  Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, royalty-free, fully paid-up, right and license under the Matritech Trademark Rights to use and display the Matritech Trademark Rights in any and all advertising and other promotional materials (whether in traditional print or electronic format) relating to the marketing, advertising, promotion, and/or selling of Licensed Products within the Field and within the Territory during the License Term. Licensee may sublicense, directly or indirectly (through multiple tiers), the rights granted to Licensee under this Section 2(c) to any entity or person. The license granted under this Section 2(c) shall terminate effective immediately as of the Expiration Date.

(ii)  The Licensor and Licensee hereby acknowledge that the Matritech Trademark Rights have established goodwill, and acknowledge the importance of Licensor’s control over the quality of Licensee’s use thereof so as to preserve the continued validity of the Matritech Trademark Rights and to protect the goodwill associated therewith. Licensee agrees that the quality of the products and services provided by Licensee under the Matritech Trademark Rights shall equal or exceed the standard of quality heretofore established and maintained by Licensor with respect to the same or similar products and services. All goodwill resulting from Licensee’s use of the Matritech Trademark Rights shall inure to the benefit of Licensor. If Licensor determines that Licensee is using or displaying any Matritech Trademark Rights in a manner that is or may be detrimental to Licensor’s interest, Licensor may issue reasonable instructions to Licensee concerning the manner, if any, in which Licensee may continue to use such Matritech Trademark Rights. Licensee shall promptly comply with such instructions or cease the use or display of such Matritech Trademark Rights.

(d)  Sublicenses. Licensee’s right to sublicense under Sections 2(a) through 2(c) hereunder shall be exclusive to it and may only be made during the License Term. Prior to any sublicense becoming effective, Licensee shall have furnished to Licensor a complete copy, including all exhibits and schedules thereto, of any sublicense granted by Licensee at least five (5) business days prior to the effective date of any such sublicense. Except as Licensor expressly agrees otherwise in writing, any sublicense granted by Licensee under this Section 2(d) hereof shall be subject and subordinate to the terms of this Agreement, shall terminate not later than the Expiration Date and shall provide that all rights to the Matritech Patent Rights, MIT Patent Rights and Matritech Trademark Rights sublicensed by Licensee to its sublicensee hereunder shall revert exclusively to Licensor upon the Expiration Date automatically and without further action by either Licensor or Licensee.

(e)  Limitation. The licenses granted to Licensee under this Agreement do not confer any right to practice the inventions covered by the claims of the Matritech Patent Rights and/or the MIT Patent Rights outside of the Field. Nothing in this Agreement shall prevent Licensor, directly or indirectly, from making, having made, selling, having sold, offering to sell, having offered for sale, importing, having imported, renting, and/or leasing any apparatus, systems or products outside of the Field which practice or embody, or are configured for use in practicing, the inventions covered by the claims of the Matritech Patent Rights and/or the MIT Patent Rights, or practicing any method covered by the claims of the Matritech Patent Rights and/or the MIT Patent Rights outside of the Field. Licensor reserves all rights not expressly granted herein.

3.  Licensed Product Marking. To the extent required by applicable law, Licensee agrees to mark each Licensed Product and any and all associated materials with the proper patent numbers and patent and trademark notices, including without limitation, those patent numbers and notices that are listed on the NMP22® BladderChek® Test and the NMP22® Test Kit as of the Effective Date.

4.  Confidentiality Obligations.

(a)  “Confidential Information” means, subject to the exceptions set forth in Section 4(c), any and all information included in or representing the Matritech Patent Rights and/or the MIT Patent Rights and the existence of this Agreement, the terms and conditions of this Agreement, and Schedule F to this Agreement.

(b)  The Licensee shall not disclose any Confidential Information to any third party nor use any Confidential Information for any purpose except as may be expressly authorized by the Licensor in writing. Notwithstanding the foregoing, the Licensee may disclose Confidential Information to the extent required by law or legal process, provided the Licensor is given reasonable prior written notice and a reasonable opportunity to intervene to protect its interests. Licensee hereby acknowledges that the MIT License Agreement has been filed with the U.S. Securities and Exchange Commission subject to a confidential treatment order with respect to certain portions thereof. The Licensee shall not disclose any Confidential Information pursuant to law or legal process without first notifying the Licensor and using reasonable efforts to minimize such disclosure and, in the case of the MIT License Agreement, to prevent the disclosure of the information subject to the aforesaid confidential treatment order, while such order is in effect. The obligations of this Section 4 shall survive the expiration or termination of this License Agreement.

(c)  Information will not be deemed Confidential Information hereunder if such information: (a) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (d) is independently developed by the receiving party.

(d)  Notwithstanding anything to the contrary in this Section 4, upon execution of this Agreement, the parties agree to execute the Notice of License Grant attached hereto as Schedule E, a copy of which may be recorded with the U.S. Patent and Trademark Office together with Schedules A, B, and C attached hereto.

5.  Records and Audit Rights.

(a)  Licensee shall maintain (and cause it sublicensees to maintain) complete and accurate records of any information which may be reasonably required by Licensor to determine whether Licensee is complying with the terms of this Agreement.

(b)  For the sole purpose of determining whether Licensee is in compliance with the terms of this Agreement, Licensor shall have the right, at Licensor’s expense, to have an independent auditor conduct an inspection and audit of all the relevant accounting and sales books, records, agreements, and documents of Licensee, during regular business hours at Licensee’s offices and in such a manner as not to interfere unreasonably with Licensee’s normal business activities. In no event shall such audits be conducted hereunder more frequently than every twelve (12) months. Prior to commencing any such inspection and audit, any such independent auditor shall have entered into an agreement with Licensor which prohibits the disclosure of any information relating to Licensee to any party, including Licensor, except that such auditor may issue a report to Licensor, the sole purpose of which shall be to report to Licensor whether Licensee is in compliance with the terms of this Agreement, including a summary of and sufficient detail regarding the scope, quality, and methodology of such compliance or lack thereof.

6.  Term and Termination.

(a)  The term of this Agreement (“Term”) shall commence on the Effective Date and continue until the Expiration Date.

(b)  Upon termination or expiration of this Agreement and except as otherwise expressly provided herein, the licenses granted hereunder shall terminate, and any sublicenses granted by Licensee hereunder shall terminate simultaneously unless otherwise agreed to in writing by Licensor.

7.  Prosecution, Maintenance and Enforcement.

(a)  Prosecution and Maintenance. Licensor retains the sole right to prepare, file, prosecute, and maintain the patent applications and patents included in the Matritech Patent Rights and the trademark registrations and applications for registration included in the Matritech Trademark Rights. No part of this Agreement shall be construed to require Licensor to file any patent or trademark application, secure any patent or trademark registration, provide copies of patent and/or trademark applications or patents and/or trademark registrations to Licensee or disclose any inventions described or claimed in such patents or patent applications. Subject to Section 7(a)(i), Licensor agrees to maintain the Matritech Patent Rights and/or Matritech Trademark Rights and Licensor shall not abandon, transfer or license any of the Matritech Patent Rights and/or Matritech Trademark Rights, in each case that cover the Licensed Products, without the prior written approval of the Licensee.

(i)  Option of Licensee to Prosecute/Maintain. Licensor shall give reasonable notice to Licensee of any desire to cease prosecution and/or maintenance of any of the Matritech Patent Rights and/or Matritech Trademark Rights, in each case that cover the Licensed Products, on a country by country basis in the Territory. In the event that Licensee wishes Licensor to continue prosecution of any such Matritech Patent Rights and/or Matritech Trademark Rights, Licensee shall provide timely written instructions to Licensor and Licensor agrees to prosecute such Matritech Patent Rights and/or Matritech Trademark Rights at Licensor’s expense; provided, that Licensor shall not be obligated to prosecute any patent application and/or trademark application included in the Matritech Patent Rights and/or Matritech Trademark Rights in the event the Licensor determines, in its reasonable business judgment, that the prosecution of such application is no longer necessary or desirable in the conduct of its business as currently conducted or as currently proposed to be conducted. In the event that Licensee wishes Licensor to continue maintenance of any such Matritech Patent Rights and/or Matritech Trademark Rights, Licensee shall provide timely written instructions to Licensor and Licensor agrees to maintain such Matritech Patent Rights and/or Matritech Trademark Rights at Licensor’s expense.

(b)  Notice. In the event that Licensee becomes aware of any evidence that (i) any invention which is the subject of any patent applications and/or patents included in the Matritech Patent Rights infringes or is alleged to infringe any third party’s patent rights in any field of use, (ii) any patent applications and/or patents included in the Matritech Patent Rights is infringed or is alleged to be infringed by any third party in any field of use, (iii) any trademark included in the Matritech Trademark Rights infringes or is alleged to infringe any third party’s trademark rights in any field of use, or (iv) any trademark included in the Matritech Trademark Rights is infringed or is alleged to be infringed by any third party in any field of use, Licensee shall promptly notify Licensor in writing of the name and address of such third party, the alleged acts of infringement, and any available evidence of infringement.

(c)  Defense of Infringement Actions. Licensor shall defend any claim for patent or trademark infringement by a third party on account of the manufacture, sale, practice or use of any Licensed Products at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license. Notwithstanding the foregoing, no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of the Matritech Patent Rights and/or Matritech Trademark Rights, in each case that cover the Licensed Products, may be entered into by Licensor without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)  Enforcement of Patent Rights. Licensor shall have the sole right, at its sole discretion, to bring any legal action for infringement of the Matritech Patent Rights and/or the Matritech Trademark Rights or to defend any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference (“Enforcement Actions”), and Licensor may bring or defend and may settle any such Enforcement Actions solely at its own expense and through its counsel. Any recovery or proceeds of settlement or judgment in any Enforcement Actions brought or defended by Licensor under this Section 7(d) shall be shared in order, as follows: (A) Licensor shall recoup all of its reasonable out-of-pocket costs and expenses incurred in connection with such Enforcement Action; (B) any balance shall be applied toward the unpaid balance of all principal, premium, if any, interest on the Notes, and any other amounts payable pursuant to the terms of the Notes; and (C) any and all remaining balance shall be received by Licensor. If Licensor reasonably requests, Licensee agrees to become a party to and to participate in any such Enforcement Actions, and, without limiting the generality of the foregoing, Licensor may implead Licensee as a necessary party to any such legal action and Licensee agrees to consent to such joinder; provided, however that Licensee’s participation shall be at Licensor’s expense.

(i)  Option of Licensee to Enforce. Licensor shall give reasonable notice to Licensee of any desire not to pursue any Enforcement Action contemplated by Section 7(d). In the event that Licensee wishes Licensor to pursue such Enforcement Action, Licensee shall provide timely written instructions to Licensor and Licensor agrees to pursue such Enforcement Action in its own name and Licensor and Licensee will share the costs and expenses of such Enforcement Action equally. In the event that Licensor recovers any damages or other sums in any such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall be shared in order, as follows: (A) Licensee shall recoup all of its reasonable out-of-pocket costs and expenses incurred in connection with such Enforcement Action; (B) any balance shall be applied toward the unpaid balance of all principal, premium, if any, interest on the Notes, and any other amounts payable pursuant to the terms of the Notes; and (C) any and all remaining balance shall be received by Licensor.

8.  Representations of Licensor.

(a)  Licensor shall not amend, restate, alter, waive or otherwise change any of the terms and conditions of any License Agreement without the prior written approval of Licensee, other than pursuant to a Permitted Amendment.

(b)  Licensor represents that, the Matritech Patent Rights, Matritech Trademark Rights, MIT Patent Rights, and the intellectual property that is the subject of the Abbott License Agreement, are the only intellectual property rights Licensor owns or has the right to use under any written license agreement that relate to the Licensed Products.

9.  Laws and Regulations. Licensee agrees to cause any sublicensee to agree, and in the event that Licensee directly tests, manufactures, markets, packages, distributes or sells Licensed Products, then Licensee agrees on behalf of itself, for the benefit of Licensor to conduct all of its operations dealing with Licensed Products in accordance with all applicable laws, regulations and other requirements, which may be in effect from time to time, of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, including, without limitation the U.S. Food, Drug and Cosmetics Act, and the regulations and other requirements of the U.S. Food and Drug Administration and to exercise a reasonable standard of care in the testing, manufacture, marketing, packaging, distribution and sale of any Licensed Product.

10.  Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AFFILIATES, MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTY OF TITLE OR THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OR THE VALIDITY OF PATENT CLAIMS, ISSUED OR PENDING, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY SUCH PARTY THAT THE EXERCISE BY THE OTHER PARTY OF THE LICENSE RIGHTS GRANTED HEREUNDER SHALL NOT INFRINGE ANY PATENT OF ANY THIRD PARTY.

11.  Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE HEREUNDER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS

OF WHETHER THE OTHER PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW, OF THE POSSIBILITY OF THE FOREGOING.

12.  Section 365(n) of the Bankruptcy Code. All rights and licenses granted by Licensor under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Licensor agrees that, in the event of the commencement of bankruptcy proceedings by or against Licensor under Title 11, Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights under this Agreement (including the licenses granted hereunder) and all of its rights and elections under Title 11. Without limiting the generality of the foregoing, if this Agreement is terminated under any applicable insolvency law, or Licensor or an administrator refuses to further perform this Agreement (or any of Licensor’s obligations hereunder) under any applicable insolvency law, then Licensee may elect to retain all of its license rights under this Agreement (including without limitation the rights described in Section 2 herein) for the remainder of the term of this Agreement.

13.  Relationship of Parties. Nothing herein shall be construed to create any partnership, joint venture, agency or similar relationship, or to subject the parties to any implied duties or obligations respecting the conduct of their affairs which are not expressly stated herein. Neither party shall have any right or authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever.

14.  Entire Agreement. Each party acknowledges that it has read this Agreement, fully understands it, and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties relating to the subject matter of this Agreement. This Agreement cannot be modified or altered except by a written instrument duly executed by the Licensor and the Collateral Agent and consented to by both (i) the holders of at least a majority of the outstanding principal balance on the Series A Notes and (ii) the holders of at least a majority of the outstanding principal balance on the Series B Notes. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

15.  Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Further, the provision that is held to be invalid, illegal or unenforceable shall remain in effect as far as possible in accordance with the intention of the parties.

16.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

17.  Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. The Licensee may assign this Agreement without restriction, without the consent of the Licensor, and without any other restriction; and such assignee shall have all of the rights, privileges and benefits of this Agreement without the need to take any further action.

18.  Notices. Any notice contemplated herein or required or permitted to be given hereunder shall be made in the manner set forth in either the Series A Purchase Agreement or the Series B Purchase Agreement, as applicable, and delivered, in the case of Licensee, at the addresses set forth on the signature pages to the Purchase Agreements, or to such other address as any party hereto may have last specified by written notice to the other party or parties.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as an instrument under seal as of the date first above written.

LICENSOR

MATRITECH, INC.

By: /s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer

LICENSEE

SDS CAPITAL GROUP SPC, LTD.,
as Collateral Agent

By: /s/ Steve Derby
Name: Steve Derby
Title: Director

Schedule A

MATRITECH PATENT RIGHTS
A.            U.S. Patent Rights
U.S. Patent No. 5,989,826
U.S. Patent No. 6,162,608
U.S. Patent No. 6,410,247
U.S. Patent No. 6,740,494
U.S. Patent No. 5,965,376
U.S. Patent No. 5,783,403
U.S. Patent No. 5,882,876
U.S. Patent No. 5,698,439
U.S. Patent No. 5,686,562
U.S. Patent No. 5,780,596

B.            Foreign Patent Rights
Australian Patent No. 658,257
Canadian Patent No. 2,122,473
European Patent No. 642668 (validated in Austria, Belgium, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Spain, and the United Kingdom)
Japanese Patent No. 3,190,042
Australian Patent No. 681,855
European Patent No. 0647270 (validated in Belgium, France, Germany, Italy, Spain, and the United Kingdom)

Schedule B

MATRITECH TRADEMARK RIGHTS

A.            U.S. Trademark Rights
NMP22® - US Trademark Registration No. 1,956,141
NMP22® - US Trademark Registration No. 1,963,117
BLADDERCHEK® - US Trademark Registration No. 2,811,238

B.            Foreign Trademark Rights
NMP22® - EU Trademark Registration No. 66,399
UNMP® - JP Trademark Registration No. 3,332,669
BLADDERCHEK™ - EU Trademark Application No. 2,648,772
NMP22 BLADDERCHEK™ - EU Trademark Application No. 4,240,636

Schedule C

MIT PATENT RIGHTS

Foreign Patent Rights

Canadian Patent No. 1,341,466

Schedule D

MIT PATENT LICENSE PROVISIONS

Article V - Reports and Records

5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

Article VII - Termination

7.6 Upon termination of this Agreement for any reason during the exclusive period, any sublicensee not then in default shall have the right to seek a license from M.I.T.

Article XV - Miscellaneous Provisions

15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

Schedule E

NOTICE OF LICENSE GRANT

WHEREAS, Matritech, Inc. (“Licensor”), a Delaware corporation having a principal place of business at 330 Nevada Street, Newton, MA 02460, is the owner of the patent rights listed in Schedule A attached hereto, is the licensee of the patent rights listed in Schedule B attached hereto (collectively, “Patent Rights”) and is the owner of the trademark rights listed in Schedule C attached hereto (“Trademark Rights”); and

WHEREAS, Licensor has entered into an “Amended and Restated Contingent License Agreement” (the “Agreement”) with SDS Capital Group SPC, Ltd., as collateral agent for the holders of certain notes (collectively, the “Licensee”) on or about January 22, 2007.

NOW, THEREFORE, let it be known by those present that, in consideration of the mutual promises and covenants set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Agreement, Licensor has granted to Licensee, certain license rights under the Patent Rights and Trademark Rights as set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this document to be duly executed on the dates first set forth above.

LICENSOR

MATRITECH, INC.

By: ______________________________
Name:
Title:

LICENSEE

SDS CAPITAL GROUP SPC, LTD.,
as Collateral Agent

By: ______________________________
Name:
Title:

Schedule F

COPY OF MIT LICENSE AGREEMENT